Exhibit (i)(7):  Opinion and Consent of Dechert Price & Rhoads,  Counsel, with
---------------           respect to the Capital Value Fund's T Shares


                                                              September 15, 1999


                         Opinion and Consent of Counsel


Nottingham Investment Trust II
105 North Washington Street
Post Office Box 69
Rocky Mount, North Carolina 27802-0069


Dear Gentlemen:

         This opinion is given in connection with the filing by Nottingham Investment Trust II, a Massachusetts business trust (the "Trust"), of
Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933, as amended and Amendment No. 41 under the Investment Company Act of 1940, as amended, relating to an indefinite amount of authorized shares of beneficial interest, at par value of $.01 per share, of a new class of shares, T Shares Class of the Capital Value Fund, a separate series of the Trust. The authorized shares of beneficial interest of the T Shares Class are hereinafter referred to as the "Shares."

         We have examined the following Trust documents: the Declaration of Trust; the By-Laws; Post-Effective Amendment No. 35 on Form N-1A filed on February 24, 1999; Post-Effective Amendment No. 36 filed on March 16, 1999; Post-Effective Amendment No. 37 filed on April 30, 1999; Post-Effective Amendment No. 38 filed on May 28, 1999; Post-Effective Amendment No. 39 filed on June 1, 1999; pertinent provisions of the laws of the Commonwealth of Massachusetts; and such other corporate records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

         Based on such examination, we are of the opinion that:

1. The Trust is a Massachusetts business trust duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts; and

2. The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully-paid and non-assessable.

         This letter expresses our opinion as to the Massachusetts business trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the Commonwealth of Massachusetts or to federal securities or other laws.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Dechert Price & Rhoads under the caption "Legal Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectus comprising a part of the Registration Statement.


                                            Very truly yours,

                                            /s/ Dechert Price & Rhoads

                                            Dechert Price & Rhoads